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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                         (Amendment No.             )*
                                       -------------
                              INFOSEEK CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  45678M-10-7
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

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                                ROSENBLUM PARISH


CUSIP NO.  45678M-10-7            13G                       Page 2 of 4 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION OF ABOVE PERSON

        STEVEN T. KIRSCH


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]
                                                        (b) [ ]


 3   SEC USE ONLY




 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America



               5   SOLE VOTING POWER

                     4,514,625
NUMBER OF

  SHARES       6   SHARED VOTING POWER

BENEFICIALLY        1,372,875   (Voting power shared with Michele Kirsh, wife
                                 of Mr. Kirsch, as community property.)
 OWNED BY

   EACH        7   SOLE DISPOSITVE POWER

 REPORTING          4,514,625

  PERSON

   WITH        8   SHARED DISPOSITIVE POWER
                    1,372,875  (Dispositive power shared with Michele Kirsch,
                                wife of Mr. Kirsch, as community property.)


 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,887,500


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXLUDES CERTAIN SHARES.*



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        22.9%


12   TYPE OF REPORTING PERSON*

        IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                             Page 3 of 4 pages


                            Appendix to Schedule 13G

Item 1.

        (a)     Infoseek Corporation

        (b)     2620 Augustine Drive, Suite 250
                Santa Clara, California 95054

Item 2.

        (a)     Steven T. Kirsch

        (b)     2620 Augustine Drive, Suite 250
                Santa Clara, California 95054

        (c)     United States

        (d)     Common Stock

        (e)     45678M-10-7

Item 3. N/A

Item 4.

        (a) See response to Item 9 of the cover sheet to the Schedule 13G incorporated herein by reference.

        (b) See response to Item 11 of the cover sheet to the Schedule 13G incorporated herein by reference.

        (c)

                (i)     See response to Item 5 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.

                (ii)    See response to Item 6 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.

                (iii)   See response to Item 7 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
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                                                            Page 4 of 4 pages

            (iv)  See response to Item 8 of the cover sheet to the
                  Schedule 13G incorporated herein by reference.

Item 5.  N/A

Item 6.  N/A

Item 7.  N/A

Item 8.  N/A

Item 9.  N/A

Item 10. N/A

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.


                                                             February 12, l997



                                            /s/ Steven T. Kirsch
                                            ----------------------------------
                                                Steven T. Kirsch



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